Exhibit 99.1

News Release

News Media Contact:	Investor Relations Contact:
David E. Pendery	Andy Schulz
IHS Inc.	IHS Inc.
+1 303 397 2468	+1 303 397 2969
david.pendery@ihs.com	andy.schulz@ihs.com

IHS to Present at 2012 Morgan Stanley Services Summit; Reaffirms 2012 Financial Guidance

ENGLEWOOD, Colo. (May 7, 2012) - IHS Inc. (NYSE: IHS), the leading global source of information and analytics, announced today that Chairman and Chief Executive Officer Jerre Stead will present an overview of the company at the 2012 Morgan Stanley Services Summit on Tuesday, May 8, 2012 at approximately 8:45 a.m. EDT.

A live webcast and replay of the IHS presentation will be available, and can be accessed at http://investor.ihs.com for 90 days following the event.

During its presentation, the company plans to publicly reaffirm its guidance for fiscal year 2012, including revenue, adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) and adjusted EPS (earnings per share). As discussed on the company's March 22, 2012 earnings conference call, IHS provided the following guidance for the full year:

•	All-in revenue in a range of $1.525 to $1.575 billion

•	All-in adjusted EBITDA in a range of $488 to $504 million

•	Adjusted EPS between $3.84 and $4.01

The above outlook assumes constant currencies and no further acquisitions, pension mark-to-market adjustments or unanticipated events. The company's guidance refers to non-GAAP measures, as more fully described at the end of this release.

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About IHS (www.ihs.com)
IHS (NYSE: IHS) is the leading source of information, insight and analytics in critical areas that shape today's business landscape. Businesses and governments in more than 165 countries around the globe rely on the comprehensive content, expert independent analysis and flexible delivery methods of IHS to make high-impact decisions and develop strategies with speed and confidence. IHS has been in business since 1959 and became a publicly traded company on the New York Stock Exchange in 2005. Headquartered in Englewood, Colorado, USA, IHS employs more than 5,500 people in more than 30 countries around the world.

Use of Non-GAAP Financial Measures

Non-GAAP results are presented only as a supplement to the financial statements based on U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information is provided to enhance the reader's understanding of our financial performance, but no non-GAAP measure should be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures, such as Adjusted EBITDA and Adjusted earnings per diluted share, are provided within the schedules attached to this release.

EBITDA is defined as net income plus or minus net interest plus income taxes, depreciation and amortization. Adjusted EBITDA further excludes (i) non-cash items (e.g., stock-based compensation expense and non-cash pension and post-retirement expense) and (ii) items that management does not consider to be useful in assessing our operating performance (e.g., acquisition-related costs, restructuring charges, income or loss from discontinued operations, and gain or loss on sale of assets). Adjusted earnings per diluted share exclude similar items as Adjusted EBITDA. None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure.

Management uses these non-GAAP measures in its operational and financial decision-making, believing that it is useful to eliminate certain items in order to focus on what it deems to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations. As a result, internal management reports used during monthly operating reviews feature the Adjusted EBITDA and Adjusted earnings per diluted share metrics. Management also believes that investors may find non-GAAP financial measures useful for the same reasons, although investors are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures. EBITDA, Adjusted EBITDA, and Adjusted earnings per diluted share are also used by many of our investors, research analysts, investment bankers, and lenders to assess our operating performance. For example, a measure similar to Adjusted EBITDA is required by the lenders under our term loan and revolving credit agreement.

Because not all companies use identical calculations, our presentation of non-GAAP financial measures may not be comparable to other similarly-titled measures of other companies. However, these measures can still be useful in evaluating our performance against our peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures. For example, a company with greater GAAP net income may not be as appealing to investors if its net income is more heavily comprised of gains on asset sales. Likewise, eliminating the effects of interest income and expense moderates the impact of a company's capital structure on its performance.

All of the items included in the reconciliation from net income to Adjusted EBITDA are either (i) non-cash items (e.g., depreciation and amortization, stock-based compensation, non-cash pension and post-retirement expense) or (ii) items that we do not consider to be useful in assessing our operating performance (e.g., income taxes, acquisition-related costs, restructuring charges, income or loss from discontinued operations, and gain or loss on sale of assets). In the case of the non-cash items, management believes that investors can better assess our operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect our ability to generate free cash flow or invest in our business. For example, by eliminating depreciation and amortization from EBITDA, users can compare operating performance without regard to different accounting determinations such as useful life. In the case of the other items, management believes that investors can better assess operating performance if the measures are presented without these items because their financial impact does not reflect ongoing operating performance.

IHS Forward-Looking Statements:

This release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such statements may include financial projections and estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to future operations, products and services, and statements regarding future performance. Forward-looking statements are generally identified by the words "expect," "anticipate," "believe," "intend," "estimate," "plan" and similar expressions. Although IHS and its management believe that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties-many of which are difficult to predict and generally beyond the control of IHS-that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include those discussed or identified by IHS from time to time in its public filings. Other than as required by applicable law, IHS does not undertake any obligation to update or revise any forward-looking information or statements. Please consult our public filings at www.sec.gov or www.ihs.com.

IHS is a registered trademark of IHS Inc. All other company and product names may be trademarks of their respective owners. © 2012 IHS Inc.  All rights reserved.